UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

AIM IMMUNOTECH INC.

(Name of Registrant as Specified in Its Charter)

TED D. KELLNER

TODD DEUTSCH

ROBERT L. CHIOINI

PAUL W. SWEENEY

WILLIAM A. CARTER

WAYNE SPRINGATE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Ted D. Kellner, Todd Deutsch, Robert L. Chioini and Paul W. Sweeney (the “Kellner Group”) have filed a definitive proxy statement (the “Proxy Statement”) and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for their election to the Board of Directors of AIM Immunotech Inc., a Delaware corporation (the “Company” or “AIM”), at the 2024 Annual Meeting of Stockholders scheduled to be held on December 17, 2024 (the “Annual Meeting”).

The Kellner Group intends to send email correspondence in substantially the form set forth below as a follow-up to certain stockholders commencing on December 12, 2024:

[Form of Follow-Up E-Mail to Certain Stockholders]

We appreciate your time and thoughtful discussion last week.

We wanted to make sure you saw our press releases this week. We announced the support of the co-founder of Ampligen and former CEO of AIM, Dr. Carter, and another former AIM executive, Mr. Springate. Both of these individuals initiated contact with us because they have deep experience with AIM and Ampligen and want to help us deliver the significant change that is needed. We believe this reinforces that our group can attract the right people to constructively work toward turning AIM around and generate value for stockholders.

In the release this morning, aided by the valuable insights we have already gained from Dr. Carter and Mr. Springate, we elaborated more on our plan for improving AIM’s financial position and revitalizing its clinical program. As we gather additional data and insights, we will continue to be transparent on specific next steps. The unfortunate reality of the situation is that due to the lack of transparency from the incumbent Board, we need to dig into the data and do the hard work of figuring out the exact right approach. We went into detail about the status of AIM’s clinical program in yesterday’s press release, and the bottom line is that we just can’t trust the information the incumbent Board is putting out.

Our press releases can be found here – https://www.okapivote.com/AIM/.

The case for significant change at AIM is not in dispute. As ISS said – “There is no question that for shareholders to have any hope of not losing 100 percent of their investment, significant change is needed.”1

But incremental change would be wholly inadequate in this situation. This is not a case of competing visions for the future of AIM or different opinions about the strategic direction of the company. The incumbent Board has no vision for the future of AIM or strategy. We truly believe that the degree of value destruction under the incumbent Board, combined with their breach of fiduciary duty and other improper actions and brazen disregard of stockholders and corporate governance norms, is without precedent and warrants drastic, immediate change. The incumbent Board knows this, so they are resorting to attacking us with misleading narratives to divert attention.

Each of my nominees brings valuable skills and experience and I believe collectively we can bring about the much needed change. I ask you to please consider that:

•	Todd and I are two of the biggest AIM stockholders and have held our shares for years. We are only interested in improving AIM’s performance and are aligned with all stockholders.

•

The idea that I am motivated to seek reimbursement and will exploit company resources could not be further from the truth. I built my business reputation by acting as a trusted investment fiduciary over the course of decades. I am committed to AIM and using my resources and network to create value if we are elected.

•

AIM has questioned my connections with Paul. We have been transparent about our business relationship, in the proxy statement and in the notice to AIM. Each of us has a track record of successful investing and running businesses and we have earned the trust of our respective investors through our performance and our stewardship over many years. This is a strength of our slate and exactly what AIM needs to shore up its desperate financial situation.

[1]	Permission to use quotations from ISS was neither sought nor obtained.

•

Todd is one of AIM’s largest stockholders. He serves on the board and compensation committee of a company, Esquire Financial Holdings (Nasdaq: ESQ), with market cap approximately 40x that of AIM and has significant experience with the financial markets. AIM’s only criticism of him seems to be that he has a relationship with Franz Tudor, but he has known him for 20 years and has been transparent about it. Mr. Tudor has nothing to do with our efforts, so this should be irrelevant.

•

AIM also grossly mischaracterizes Rob’s history at Rockwell Medical. Rob founded Rockwell, served as CEO for 23 years, executed clinical trials that resulted in multiple FDA approvals, commercialized products, obtained funding through licensing deals with large pharmaceutical firms and built a business that had a market cap of almost $1b at its peak. Since Rob left Rockwell in 2018, the stock price has declined significantly (Nasdaq: RMTI). None of what Rob accomplished at Rockwell has happened at AIM under the incumbent Board, so Rob’s experience is desperately needed and will add significant value. AIM also continues to falsely insist that Rob was fired, despite a public record clearly showing that was not the case and he reached a settlement agreement that resulted in a significant payment to him after a dispute with conflicted board members.

We expect to summarize our case in another public communication in the coming days and we thank you in advance for your careful consideration.

Important Information and Participants in the Solicitation

The Kellner Group has filed a definitive proxy statement and associated GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the upcoming annual meeting of stockholders of AIM. Details regarding the Kellner Group nominees are included in its proxy statement.

THE KELLNER GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF AIM TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the identity of participants in the Kellner Group’s solicitation, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Kellner Group’s proxy statement and additional proxy materials filed with the SEC. Stockholders can obtain a copy of the proxy statement, and any amendments or supplements thereto and other documents filed by the Kellner Group with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the following website: https://www.okapivote.com/AIM. Investors can also contact Okapi Partners LLC at the telephone number or email address set for the above.